Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VALHI, INC.

 Valhi, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

a. The first sentence of Article IV is deleted and replaced with the following:

“The total number of shares of all classes of stock which the Corporation has authority to issue is fifty million five hundred thousand (50,500,000) shares, of which fifty million (50,000,000) shares are common stock, $.01 par value per share (hereinafter referred to as “Common Stock”), and five hundred thousand (500,000) shares are preferred stock, $.01 par value per share (hereinafter referred to as “Preferred Stock”).”
b. The following is added as a new Section 4.4 in Article IV:

“Section 4.4.  Upon this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each twelve (12) shares of Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock.  No fractional shares will be issued and, in lieu thereof, stockholders otherwise entitled to receive a fractional share will instead receive cash for such stockholder’s fractional share on a basis determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

2. This Certificate of Amendment shall become effective as of June 1, 2020 at 4:01 p.m. Eastern time.

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Valhi, Inc. has caused this Certificate to be executed by its duly authorized officer on this 29th day of May, 2020.

VALHI, INC.

VALHI, INC.

By:  /s/ Robert D. Graham
Robert D. Graham
Vice Chairman of the Board, President
and Chief Executive Officer